Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2017 FIRST QUARTER

•	Net Earnings per Diluted Share of $.53, Including an Unfavorable Impact of Approximately $.05 from Adoption of the New Share-Based Payment Accounting Standard
•	Net Sales Increase of Approximately 0.1%; Comparable Sales Decrease of Approximately 2.0%
•	Board of Directors Declares Quarterly Dividend of $.15 Per Share

UNION, New Jersey, June 22, 2017 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the first quarter of fiscal 2017 ended May 27, 2017.

First Quarter Results

For the fiscal 2017 first quarter, the Company reported net earnings of $.53 per diluted share ($75.3 million), including an unfavorable impact of approximately $.05 from the adoption of the new share-based payment accounting standard, compared with $.80 per diluted share ($122.6 million) for the fiscal 2016 first quarter. Net sales for the fiscal 2017 first quarter were approximately $2.7 billion, an increase of approximately 0.1% from the prior year quarter. Comparable sales in the fiscal 2017 first quarter decreased by approximately 2.0%, compared with a decrease of approximately 0.5% in last year’s fiscal first quarter. Comparable sales from customer-facing digital channels continued to have strong growth in excess of 20%, while comparable sales from stores declined in the mid-single-digit percentage range during the fiscal 2017 first quarter.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.15 per share, to be paid on October 17, 2017 to shareholders of record at the close of business on September 15, 2017.

During the fiscal 2017 first quarter, the Company repurchased approximately $127 million of its common stock, representing approximately 3.3 million shares, under its existing $2.5 billion share repurchase program. As of May 27, 2017, the program had a remaining balance of approximately $1.6 billion.

Fiscal 2017

At this time, Bed Bath & Beyond Inc. is not updating its full year modeling assumptions provided during its April 5, 2017 conference call with analysts and investors.

Although the first quarter is typically the least impactful quarter in terms of annual sales and earnings, and while the Company continued to have strong growth in its customer-facing-digital channels this quarter, the Company did experience increased softness in transactions in stores, as well as higher net-direct-to-customer shipping expense, coupon expense, and advertising costs during the quarter. It remains to be seen whether these challenges were more pronounced in, or unique to, the first quarter due to the smaller sales base in this period, and/or a later start to the summer selling period.

After the second quarter, the Company believes it will have better visibility to the full-year and, if necessary, will update its full-year modeling assumptions at that time.

Fiscal 2017 First Quarter Conference Call

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm EDT, and may be accessed by dialing 1-888-771-4371, or if international, 847-585-4405, using conference ID number 45080392. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 45080392. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com. As of May 27, 2017, the Company had a total of 1,546 stores, including 1,022 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 276 stores under the names of World Market, Cost Plus World Market or Cost Plus, 113 buybuy BABY stores, 80 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 55 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal first quarter, the Company opened one Harmon Face Values store, and closed one Bed Bath & Beyond store. In addition, the Company is a partner in a joint venture which operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws, including without limitation the proposed border adjustment tax; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth            (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

(unaudited)

	Three Months Ended

	May 27,	May 28,
	2017	2016

Net sales	$2,742,141	$2,738,084

Cost of sales	1,742,026	1,714,492

Gross profit	1,000,115	1,023,592

Selling, general and administrative expenses	853,104	810,566

Operating profit	147,011	213,026

Interest expense, net	16,580	16,315

Earnings before provision for income taxes	130,431	196,711

Provision for income taxes	55,148	74,092

Net earnings	$75,283	$122,619

Net earnings per share - Basic	$0.53	$0.81
Net earnings per share - Diluted	$0.53	$0.80

Weighted average shares outstanding - Basic	141,331	152,157
Weighted average shares outstanding - Diluted	142,141	153,752

Dividends declared per share	$0.150	$0.125

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

 (in thousands, except per share data)

 (unaudited)

	May 27,	May 28,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$469,320	$544,269
Short term investment securities	-	22,495
Merchandise inventories	2,962,936	2,923,043
Other current assets	217,917	207,334

Total current assets	3,650,173	3,697,141

Long term investment securities	96,121	78,349
Property and equipment, net	1,817,594	1,723,429
Goodwill	707,643	487,169
Other assets	604,270	586,992

	$6,875,801	$6,573,080

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,178,811	$1,145,055
Accrued expenses and other current liabilities	509,501	471,728
Merchandise credit and gift card liabilities	319,496	306,431
Current income taxes payable	117,211	53,933

Total current liabilities	2,125,019	1,977,147

Deferred rent and other liabilities	520,040	499,615
Income taxes payable	66,431	75,977
Long term debt	1,491,719	1,491,254

Total liabilities	4,203,209	4,043,993

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 341,276 and 339,150, respectively;
outstanding 144,730 and 154,462 shares, respectively	3,413	3,392
Additional paid-in capital	2,006,939	1,921,970
Retained earnings	11,057,826	10,498,036
Treasury stock, at cost; 196,546 and 184,688 shares, respectively	(10,342,863)	(9,846,641)
Accumulated other comprehensive loss	(52,723)	(47,670)

Total shareholders' equity	2,672,592	2,529,087

	$6,875,801	$6,573,080

  Certain reclassifications have been made to the Fiscal Year 2016 consolidated balance sheet to conform to the

  Fiscal Year 2017 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended

	May 27,	May 28,
	2017	2016

Cash Flows from Operating Activities:

Net earnings	$75,283	$122,619
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	74,912	70,445
Stock-based compensation	21,490	20,748
Deferred income taxes	(6,571)	4,153
Other	555	(479)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(59,916)	(71,933)
Trading investment securities	(6,256)	(7,515)
Other current assets	(20,146)	(32,502)
Other assets	(631)	(11,946)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	24,567	66,260
Accrued expenses and other current liabilities	25,591	42,631
Merchandise credit and gift card liabilities	10,172	8,319
Income taxes payable	55,805	(4,932)
Deferred rent and other liabilities	9,779	3,300

Net cash provided by operating activities	204,634	209,168

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	-	63,742
Capital expenditures	(80,760)	(89,455)
Payment for acquisition, net of cash acquired	(4,344)	-

Net cash used in investing activities	(85,104)	(25,713)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	10,161	19,246
Payment of dividends	(18,161)	-
Repurchase of common stock, including fees	(127,324)	(178,124)

Net cash used in financing activities	(135,324)	(158,878)

Effect of exchange rate changes on cash and cash equivalents	(3,215)	4,119

Net (decrease) increase in cash and cash equivalents	(19,009)	28,696

Cash and cash equivalents:
Beginning of period	488,329	515,573
End of period	$469,320	$544,269

Certain reclassifications have been made to the Fiscal Year 2016 consolidated statement of cash flows to conform to the Fiscal Year 2017 consolidated cash flows presentation.